Exhibit 4.1

                      STATEMENT ESTABLISHING A SERIES
                                    OF
                              PREFERRED STOCK

      Worldwide Forest Products, Inc., a Colorado corporation (the "Company"), by unanimous consent of the Board of Directors of the Company on October 4,
1996 has adopted this Statement Establishing a Series of Preferred Stock for the purpose of clarifying the rights and preferences of the Company's
Preferred Stock which is currently issued and outstanding and held by
International Financial Industries, Inc. ("IFI"), as well as all additional shares of Preferred Stock to be issued to IFI.

     The Company is authorized to issue 40,000,000 shares of
Preferred Stock,
$.005 par value. The Preferred Stock may be issued in series from time to time
with such designations, rights,  preferences and limitations as the Board of
Directors of the Company may determine by resolution. The rights, preferences
and limitations of separate series of Preferred Stock may differ with respect
to such matters as may be determined by the Board of Directors, including,
without limitation, the rate of dividends, amounts payable on liquidation,
sinking funds provisions (if any), which would grant dividend preferences and
liquidation preferences to preferred shareholders over common shareholders. On
or about December 1, 1993 a total of 1,000,000 shares of the
Company's
Preferred Stock was issued to IFI. The Board of Directors of the
Company has
approved this Statement for the purpose of ratifying and
clarifying the rights
and preferences of the Preferred Stock. The Company hereby
authorizes,
ratifies and approves this series of Preferred Stock to include
20,000,000
shares of the 40,000,000 authorized shares. This series of Preferred Stock shall be designated Series A Nonconvertible Preferred Stock, and it shall have the powers, designations, preferences and relative, participating, optional or other special rights of, and qualifications, limitations or restrictions upon said shares as set forth below:

     1. Dividends. The holders of the Series A Nonconvertible
Preferred Stock
shall not be entitled to receive any dividends.

     2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Nonconvertible Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Company by reason of their ownership of Series A Nonconvertible Preferred Stock.

     3. Nonconvertible. The Series A Nonconvertible Preferred
Stock shall be
nonconvertible. It shall not be convertible into any shares of common stock of the Company or into any other securities of the Company.

     4. Redemption. The Series A Nonconvertible Preferred Stock has no mandatory redemption feature. It may only be redeemed through the negotiation and agreement of the Company and the holders of the Series A
Nonconvertible
Preferred Stock.

     5. Voting Rights. Except as otherwise provided by law, the holders of the
Series A Nonconvertible Preferred Stock and the Company's Common Stock shall vote together as one class on all matters to be voted on by the stockholders of the Company on the following basis: each holder of Series A Nonconvertible
Preferred Stock and each holder of common stock shall be entitled to one vote per share held by such holder on the record date for the determination of stockholders entitled to vote.

     6. Anti-Dilution Provisions. At the time this series of Preferred Stock was first issued on December 1, 1993 to IFI, the Company agreed with IFI that the Series A Nonconvertible Preferred Stock would be accompanied by anti-dilution rights. Since that time, the Company and IFI have interpreted that provision to require that each time the Company issues one additional share of the Company's common stock, that the Company shall issue four additional shares of the Company's Preferred Stock to the holder(s) of the
Company's Series A Nonconvertible Preferred Stock to be divided among them on a pro rata basis. All additional shares of Preferred Stock being issued pursuant to this anti-dilution provision, shall be issued without any additional consideration being paid to the Company.

     7. Amendment. Except as otherwise required by law or provided herein, any term of this Statement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance in either retroactively or prospectively) only with the written consent of holders of not less than 75% of the voting interests of the issued and outstanding shares of Series A Nonconvertible Preferred Stock.

     This Statement was approved and ratified by the Board of Directors of the
Company by unanimous consent resolution on October 4, 1996.


-------------------------
                                         Morris
Ingram
, President


--------------------------
                                         Rodney Nicholas,
Secretary


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